Exhibit 99.1

             Gastar Exploration Elects Not to Pursue Acquisition of
                    Brown Coal Assets in Victoria, Australia


    HOUSTON--(BUSINESS WIRE)--July 12, 2006--Gastar Exploration Ltd. (AMEX:GST) and (TSX:YGA) announced that it has elected not to pursue at this time the previously reported proposal to acquire up to a 50% interest in rights attaching to brown coal discoveries within the area of Exploration License 4416 in Latrobe Valley, Victoria, Australia. A non-binding letter of intent related to the proposal has expired. In conjunction with the expiration of the letter of intent, the $7.5 million payment previously placed in escrow by Gastar has been returned to the Company.
    Commenting on the announcement, J. Russell Porter, Gastar's President & CEO, stated, "While we continue to believe strongly in the opportunities in developing brown coal resources, after further discussions, including discussions with our principal lenders, we recognize that the substantial added capital requirements and a potential debt restructuring necessary to pursue this acquisition and development, while maintaining our strong commitment to our current and planned natural gas and oil exploration operations, are not in the best interests of the Company at this time. We intend to aggressively move forward with a continuing focus on our East Texas Deep Bossier play, while also seeking to maximize the future value of our other assets including our existing Australian coal bed methane and mineral sands interests in New South Wales and Victoria, Australia. We will also continue to analyze new opportunities that are consistent with our core businesses."
    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.0 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "believes" "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although management of Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. The brown coal business is new to Gastar and all contemplated projects are presently in the pre-feasibility stage. Accordingly, there are significant risks that brown coal projects that become available to Gastar may not prove to be commercially viable and are likely to require substantial investments of capital possibly over a long periods of time, which may be difficult or impossible for Gastar to raise. Other risks inherent in the development of brown coal include the price risks of brown coal products which may be tied to worldwide energy prices, geological risks of finding brown coal of sufficient quantity and quality to prove commercial, mining hazards and increased costs of complying with environmental, health, safety and transportation regulation. Other risk factors related to Gastar's business are described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


    CONTACT: Gastar Exploration, Ltd.
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             Email: rporter@gastar.com
             Web Site: www.gastar.com